Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2006, except with respect to our opinion on the consolidated financial statements insofar as they relate to the effects of the discontinued operations as discussed in Notes 5, 13, 17 and 18, as to which the date is September 13, 2006, relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in iStar Financial Inc.’s Current Report on Form 8-K dated September 13, 2006.

/s/ PricewaterhouseCoopers LLP

New York, NY
January 16, 2007